PROSPECTUS SUPPLEMENT NO. 2

                                  $792,000,000

                           ANIXTER INTERNATIONAL INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated August 30, 2000 of Anixter International Inc., as supplemented September 8, 2000, relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $792,000,000 principal amount at maturity of LYONs and up to 5,908,558 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as Selling Securityholders.

                                                                   AGGREGATE
                                                                PRINCIPAL AMOUNT
                                                                  OF LYONS AT       NUMBER OF SHARES
                                                                 MATURITY THAT      OF COMMON STOCK
               NAME OF SELLING SECURITYHOLDER                     MAY BE SOLD       THAT MAY BE SOLD
               ------------------------------                   ----------------    ----------------
Associated Electric & Gas Insurance Services Limited........      $  2,500,000            18,650
Aventis Pension Master Trust................................           675,000             5,035
Boilermaker-Blacksmith Pension Trust........................         4,090,000            30,512
CALAMOS(R) Convertible Fund-CALAMOS(R) Investment Trust.....         5,860,000            43,717
CALAMOS(R) Convertible Growth and Income Fund-CALAMOS(R)
  Investment Trust..........................................         2,900,000            21,634
CALAMOS(R) Convertible Portfolio-CALAMOS(R) Advisors
  Trust.....................................................           300,000             2,238
CALAMOS(R) Convertible Technology Fund-CALAMOS(R) Investment
  Trust.....................................................           125,000               932
CALAMOS(R) Global Convertible Fund-CALAMOS(R) Investment
  Trust.....................................................           550,000             4,103
Champion International Corporation Master Retirement
  Trust.....................................................         1,220,000             9,101
Chrysler Corporation Master Retirement Trust................        10,065,000            75,087
CIBC World Markets..........................................         3,500,000            26,111
City of Albany Pension Plan.................................           260,000             1,939
City of Knoxville Pension System............................           995,000             7,422
Delta Airlines Master Trust.................................         5,200,000            38,793
Delta Airlines Master Trust c/o Oaktree Capital Management,
  LLC.......................................................         3,670,000            27,379
The Dow Chemical Company Employees' Retirement Plan.........         8,010,000            59,757
The Fondren Foundation......................................           325,000             2,424
Greek Catholic Union II.....................................            85,000               634
H.K. Porter Company, Inc....................................           125,000               932
Kettering Medical Center Funded Depreciation Account........           175,000             1,305
Knoxville Utilities Board Retirement System.................           615,000             4,588
Louisiana Workers' Compensation Corporation.................         1,320,000             9,847
Motion Picture Industry Health Plan-Active Member Fund......         1,170,000             8,728
Motion Picture Industry Health Plan-Retiree Member Fund.....           585,000             4,364
OCM Convertible Trust.......................................         4,230,000            31,557
Partner Reinsurance Company, Ltd............................         1,995,000            14,883
Port Authority of Allegheny County Retirement and Disability
  Allowance Plan for the Employees Represented by Local 85
  of the Amalgamated Transit Union..........................         3,000,000            22,380
SPT.........................................................         3,270,000            24,395
State Employees' Retirement Fund of the State of Delaware...         5,090,000            37,972
State of Connecticut Combined Investment Funds..............        11,360,000            84,749
Unifi, Inc., Profit Sharing Plan and Trust..................           475,000             3,543
United Food and Commercial Workers Local 1262 and Employers
  Pension Fund..............................................         1,400,000            10,444
Vanguard Convertible Securities Fund, Inc...................        11,835,000            88,292
Van Waters & Rogers, Inc., Retirement Plan (f.k.a. Univar
  Corporation)..............................................         1,195,000             8,915
Additionally, the following line item in the table of Selling Securityholders is hereby amended as follows:
  Total.....................................................      $561,282,000         4,187,304

     INVESTING IN THE LYONS OR THE COMMON STOCK INVOLVES RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH & CO.

          The date of this prospectus supplement is September 15, 2000